Exhibit 99.1

Cryoport Reports 50% Revenue Growth for Fiscal Year 2016

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Company is now supporting first commercial biologic therapy and 78 clinical trials

IRVINE, CA – June 27, 2016 — Cryoport, Inc. (NASDAQ: CYRX, CYRXW) (“Cryoport” or the “Company”) today announced financial results for the three and twelve-month periods ended March 31, 2016.

Commenting on the fourth quarter results, Jerrell Shelton, Chief Executive Officer of Cryoport, stated, “We reported another record period of year-over-year revenue growth and continued to build strong underlying momentum in our business as we entered our fiscal year 2017. This momentum is being driven by investments we made in our sales and marketing programs, engineering, operations, client care and information systems throughout fiscal year 2016. We continue to have a steady stream of new clients and potential new business opportunities across our biopharma, human reproductive, and animal health segments. Initial revenue streams from our pipeline of new clients is just starting to be reflected in our revenue due to many of these clients having long ramp times associated with their respective clinical programs.

“The number of clinical trials we support has now increased to 78, including 13 phase III trials, which is nearly 12% of the total global regenerative medicine market in this space, and 19% of the phase III pipeline. We expect to see many of these programs increase in activity as they progress through the clinical development stages, which, as they advance, usually requires higher patient enrollment targets, and then to the commercial launch phase, which will lead to larger revenue streams for Cryoport. In fact, we are in preliminary commercial launch discussions on multiple phase III programs at this time. In addition to our collective embedded growth opportunity from other existing programs, some of our larger clients are also looking to expand their use of our temperature controlled logistics solutions across a broader section of their products and therapies.”

Mr. Shelton concluded by saying, “We recently entered into two important strategic relationships. The first is a strategic arrangement with Worthington’s CryoScience by Taylor Wharton Division that provides us the ability to rapidly scale to support our clients’ commercialization activities as they unfold. Our agreement also combines our engineering power and gives us access to innovative, validated cryogenic storage vessels and equipment that add capabilities that will allow us to meet the demands of a more diverse clientele through a broader offering which in turn, increases our revenue opportunities.

“The second strategic relationship is with Pacific Bio-Material Management. Under this arrangement, we began offering bio-storage and fulfillment capabilities through a strategic partnership. These new service offerings are a natural extension of our existing business, allowing us to better service our clients and strengthen our client relationships and provide our business with new revenue streams.”

Highlights:

Biopharma

•	Added 127 new biopharma customers in fiscal year 2016.

•	Actively supporting 13 phase III clinical trials.

•	In discussions for long-term support agreements on six programs currently in Phase III of clinical trials, three of which we have not supported in the earlier trial phases, but won in transition.

•	Supporting 78 clinical trials, with 19 programs added during the fourth quarter of fiscal year 2016.

•	Now supporting approximately 19% of the Phase III clinical trials in the regenerative therapy market.

•	In late Q1 of FY 2017 signed first commercial support program with a big pharma company for an approved product with $4 billion in revenue.

Reproductive Medicine (IVF)

•	Segment revenue from reproductive medicine increased by 44% for the year compared to last year, led by a 73% increase in the U.S. market. This was partially offset by a lower revenue ramp internationally of 23%. International revenue was impacted by the closure of reproductive tourism in certain countries during the second half on the fiscal 2016.

Animal Health

•	Segment revenue from animal health was down 6%, year over year due to a slowdown by one of our larger clients during the second half of the fiscal 2016.

Strategic Business Highlights:

•	Launched a new Temperature Controlled Logistics Consulting and advisory services to assist life sciences companies in developing strategies for global cold chain logistics management and contingency options to protect their valuable, and often irreplaceable, biological commodities.

•	Commercial launch of SmartPak II™ Condition Monitoring System providing advanced and comprehensive end-to-end visibility and communication on the real-time condition and location of critical biological commodities.

•	Entered exclusive strategic relationship with Worthington’s CryoScience by Taylor Wharton Division to broaden packaging, engineering and storage options for Cryoport clients.

•	Expanded service offerings to bio-storage and fulfillment capabilities, including cGMP compliant biorepositories at controlled temperatures and climatized systems through a strategic partnership with Pacific Bio-Material Management, Inc.

•	UPS added Cryogenic Shipping to Its Temperature-Sensitive Portfolio in Europe, which uses Cryoport’s leading-edge cryogenic Cryoport Express shippers.

•	Selected as a logistics service partner by CryoStore BV, a storage and distribution services company for temperature-controlled goods to biotechnology and pharmaceutical companies in the EU.

Financial Results:

•	Revenue increased 30% to $1.6 million and 50% to $5.9 million for the three months and fiscal year ended March 31, 2016, respectively. This growth was primarily driven by an increase in revenue from our biopharma and reproductive medicine clients.

•	Gross margin for the three months and fiscal ended March 31, 2016 was 37% and 32%, respectively, compared to 31% and 30% for the three and twelve-month periods in the prior year, respectively. The Company’s gross margin target continues to be 60% as cash flow breakeven is achieved.

•	Operating costs and expenses increased by $1.1 million and $3.9 million for the three months and fiscal year ended March 31, 2016, respectively. This increase is primarily due to non-cash stock compensation expenses, salaries and associated employee costs to build out our organization and an increase in sales and marketing activities.

•	Net loss for the three months and fiscal year ended March 31, 2016 was $2.7 million and $9.8 million, respectively. Net loss attributable to common stockholders for the three months and fiscal year ended March 31, 2016 was $2.8 million, or $0.26 per share and $15.1 million, or $2.05 per share, respectively.

•	The Company reported $2.8 million in cash and cash equivalents as of March 31, 2016, compared to $1.4 million as of fiscal year ended March 31, 2015.

Further information on Cryoport’s results are included on the attached unaudited condensed consolidated balance sheets and statements of operations, and a further explanation of Cryoport’s financial performance will be provided in Cryoport’s annual report on Form 10-K for the fiscal year ended March 31, 2016, which will be filed with the SEC on June 28, 2016. The full report will be available on the SEC Filings section of the Investor Relations section of the Company’s website at www.cryoport.com.

Conference Call

Cryoport will host a conference call at 4:30 p.m. EST on Monday, June 27, 2016, to review its financial results and business outlook. Participants should call 1-888-504-7963 (United States) or 1-719-325-2454 (International) and request the “Cryoport call.” A live audio webcast of the call will also be available on the Investor Relations section of the Company’s website at www.cryoport.com. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately two hours after completion of the live event and will be accessible on the Investor Relations section of the Company’s website at www.cryoport.com for a limited time. A dial-in replay of the call will also be available to those interested until July 4, 2016. To access the replay, dial 1-877-870-5176 (United States) or 1-858-384-5517 (International) and enter replay pin number: 7402288.

About Cryoport, Inc.
Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. The Company provides leading edge logistics solutions for biologic materials, such as immunotherapies, stem cells, CAR-T cells and reproductive cells for clients worldwide. Leading global companies, such as FedEx, UPS and DHL have each separately selected Cryoport as the preferred cryogenic logistics provider for time- and temperature-sensitive biological material. Cryoport actively supports points-of-care, CRO’s, central laboratories, pharmaceutical companies, contract manufacturers and university researchers. For more information, visit www.cryoport.com.

To download Cryoport’s investor relations app, which offers access to SEC documents, press releases, videos, audiocasts and more, please click to download from your iPhone and iPad or Android mobile device.

Forward Looking Statements

Statements in this press release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2015. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release

Investor Contact:

Thomas Heinzen

VP, Corporate Development

theinzen@cryoport.com

P: 949.681.2723

Cryoport Inc. and Subsidiary

Consolidated Statements of Operations

	Three Months Ended March 31,		Years Ended March 31,
	2016	2015	2016	2015
	(unaudited)
Revenues	$1,555,545	$1,198,544	$5,882,199	$3,935,320
Cost of revenues	973,738	828,465	3,991,885	2,766,391
Gross margin	581,807	370,079	1,890,314	1,168,929

Operating costs and expenses:
General and administrative	1,814,421	1,011,920	5,925,171	3,497,230
Sales and marketing	1,247,026	966,171	4,155,776	2,912,151
Research and development	144,478	85,005	550,263	352,580
Total operating costs and expenses	3,205,925	2,063,096	10,631,210	6,761,961

Loss from operations	(2,624,118)	(1,693,017)	(8,740,896)	(5,593,032)
Other expense:
Interest expense	(81,194)	(242,678)	(1,065,942)	(1,428,015)
Other expense, net	(4,872)	(1,437)	(9,901)	(4,266)
Loss before provision for income taxes	(2,710,184)	(1,937,132)	(9,816,739)	(7,025,313)
Provision for income taxes	-	-	(3,625)	(1,600)
Net loss	(2,710,184)	(1,937,132)	(9,820,364)	(7,026,913)
Preferred stock beneficial conversion charge	-	(1,902,569)	(4,474,348)	(4,864,292)
Undeclared cumulative preferred dividends	(75,460)	(110,427)	(762,727)	(305,328)
Net loss attributable to common stockholders	$(2,785,644)	$(3,950,128)	$(15,057,439)	$(12,196,533)

Net loss per share attributable to common stockholders - basic and diluted	$(0.26)	$(0.79)	$(2.05)	$(2.44)
Weighted average shares outstanding - basic and diluted	10,601,311	5,017,024	7,339,855	5,006,219

Cryoport Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	March 31,
	2016	2015
	(unaudited)
Current Assets:
Cash and cash equivalents	$2,792,526	$1,405,186
Accounts receivable, net	1,020,999	589,699
Inventories	69,801	69,680
Prepaid expenses and other current assets	248,729	97,337
Total current assets	4,132,055	2,161,902
Property and equipment, net	1,319,741	307,926
Intangible assets, net	8,581	136,821
Deposits	363,403	-
Total assets	$5,823,780	$2,606,649

Current liabilities:
Accounts payable and other accrued expenses	$1,271,926	$758,696
Accrued compensation and related expenses	508,754	725,712
Notes payable and accrued interest, net of discount	-	535,507
Related party notes payable and accrued interest, net of discount	392,898	976,581
Total current liabilities	2,173,578	2,996,496
Related party notes payable, net of current portion	554,275	26,452
Total liabilities	2,727,853	3,022,948
Total stockholders’ equity (deficit)	3,095,927	(416,299)
Total liabilities and stockholders’ equity (deficit)	$5,823,780	$2,606,649